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CME GROUP INC.

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The following material was distributed by James Ginsburg, nominee for Class B-1 director of CME Group, on or after April 15, 2010.

JAMES S. GINSBURG

Managing Partner

T: 847-374-3865

jginsburg@vernonpark.com

April 15, 2010

Dear fellow Class B-1 shareholders:

I would like to take this opportunity to respond to certain postings made to the Bsharebreakroom.com forum regarding potential conflicts of interests in connection with my service as Managing Partner of Vernon & Park Capital.

I believe that the poster of the remarks lacks the background information regarding my position at Vernon & Park Capital and did not perform the requisite due diligence prior to raising the inferences of potential conflicts of interest.

The same as with all other nominees, I appeared before the Class B-1 Nominating Committee and provided information regarding my firm and background. I also consulted with my own attorney to determine whether my position would preclude me from serving as a representative of the Board of Directors. The CME Group legal team also was consulted on my representation and determined that any potential conflicts of interest would be handled pursuant to the Company’s conflict of interest policy on a case-by-case basis similar to any other Board member and that my position did not preclude me from serving on the Board. The work of the Class B-1 Nominating Committee should be commended. I believe they have given our Class B-1 Members a true choice this year. Members can vote for the incumbent director and know exactly what they will receive based upon his prior service. Or, they can vote for a change in their representation. With change, I believe that I will bring a fresh perspective and fresh ideas to the Board; I will bring a perspective that is shaped by an understanding of the competitive and regulatory environment that CME faces in the US and globally.

Deeper due diligence would have revealed that I manage a private equity firm, not a hedge fund. As such, our investment focus in our current fund, which was launched in 2007, is on investing in private companies that operate within the financial market sector. Investment decisions for my fund are generally based on a three- to five-year time horizon. In fact, our current fund, operating since 2007, has not bought or sold a single share of any publically-traded company and has no investment in any company that is competitive with CME Group. Often, the companies we review for our portfolio produce products or services that could potentially benefit the CME and help the CME compete in an increasingly more competitive environment. These companies are certainly not a competitive threat to CME Group. I will bring the CME Group Board my knowledge of these firms – smaller, technology driven firms that are bringing change and innovation to the financial industry. Additionally, I have been advised by my counsel and understand what my fiduciary duties will be as a member of a public company and do not believe that my role at Vernon & Park Capital conflicts with those duties.

In the poster’s “cursory inquiry” into my firm, he mentions that there is involvement from notable industry participants with no relationship to CME. Yet, he does not mention that that we have participation on our Advisory Committee from people who are involved with CME. Why the omission? A goal at Vernon & Park Capital is to obtain a truly broad understanding of our industry and I believe that a broad and true understanding of the industry can only be obtained by listening to or conversing with many different market participants. The Advisory Committee is comprised of people with knowledge in a broad cross-section of our industry, including equities, commodities, and fixed income, as well as knowledge of various types of trading styles. The role of Advisory Committee members is to provide advice and counsel to me and my firm on fund investments. The fact that I have assembled a world-class group of senior executives as advisors to my fund should give people comfort that I am a respected and trusted industry participant, rather than disqualify me from the Board as implied by the poster.

The current CME Group Board is comprised of many industry directors that may have potential conflicts. There are directors with ties to FCMs, broker-dealers, trading firms, financial and technology companies, as well as many who are active traders. All of these director activities can present a conflict of interest depending upon the circumstances. This fact, however, does not disqualify these directors from serving as representatives and as I understand it the Company manages such potential conflicts of interest through its conflict of interest policy a copy of which is available on cmegroup.com. If they were disqualified, the CME Group Board would be comprised of people with no relevant industry experience and thus, a poor choice to oversee a management team trying to grow its business.

Contrary to the poster’s assertions, I have a long history at CME. My father was a founder of the CME member firm, Glass, Ginsburg Ltd. which many of you may remember from the 1970s and 1980s. Although the poster says he never met me, I can assure you that I spent 23 years on the CME floor, day in and day out. Also like many of you, and perhaps like many of the other directors on the board, my investment in CME Group Class A and Class B shares/memberships is the largest single investment I own, either personally or in my fund. I left trading and built a strong and well respected business in the sector that has allowed me to be at the center of changes taking place in our industry. I have participated on a number of other industry boards and my contributions are important and valued. I think my experience qualifies me for the CME Group Board, not disqualifies me. The CME Group, by market capitalization, is the most valuable exchange in the world. As such, it can attract and should have Board members that can truly contribute to important Board discussions and help management create value. As shareholders and Members of CME, you should not settle for anything less.

Sincerely,

James S. Ginsburg

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 5, 2010. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.